EXHIBIT 95

Mine Safety Disclosure

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.

During 2011, for each coal mine we operated: the total number of violations of mandatory health or safety standards that could significantly and substantially (“S&S”) contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which we received a citation from the Mine Safety and Health Administration (“MSHA”) was fifty-six (56) as shown in the following Table OXF-MSHA-1; the total number of orders issued under Section 104(b) of the Mine Act was zero (0); the total number of citations and orders for unwarrantable failure to comply with mandatory health or safety standards under Section 104(d) of the Mine Act was two (2); the total number of flagrant violations under Section 110(b)(2) of the Mine Act was zero (0); the total number of imminent danger orders issued under Section 107(a) of the Mine Act was one (0); the total dollar value of the proposed assessments from MSHA under the Mine Act was $33,634; and the total number of mining-related fatalities was one (1). In addition, no coal mine of which we were the operator received written notice from MSHA of a pattern of violations, or the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act. The legal actions pending before the Federal Mine Safety and Health Review Commission (the “Commission”) are shown in the following Table OXF-MSHA-2.

Table: OXF-MSHA-1

Year Ended December 31, 2011

Mining Complex	(A) Section 104	(B) Section 104(b)	(C) Section 104(d)	(D) Section 110(b)(2)	(E) Section 107(a)	(F) Proposed Assessments	(G) Fatalities		(H) Pending Legal Action
Cadiz	3	—	—	—	—	$1,730.00	—		—
Tuscarawas County	2	—	—	—	—	$3,849.00	—		—
Belmont County	7	—	—	—	—	$1,727.00	—		—
Plainfield	1	—	—	—	—	$300.00	—		1
New Lexington	3	—	2	—	—	$200.00	1	*	—
Harrison	4	—	—	—	—	$1,240.00	—		1
Noble County	1	—	—	—	—	$634.00	—		—
Muhlenberg County	35	—	—	—	1	$23,954.00	—		4
Totals	56	—	2	—	1	$33,634.00	1	*	6

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially (“S&S”) contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act (30 U.S.C. 814) for which the operator received a citation from MSHA.
(B)	The total number of orders issued under section 104(b) of the Mine Act (30 U.S.C. 814(b)).
(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act (30 U.S.C. 814(d)).
(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act (30 U.S.C. 820(b)(2)).
(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act (30 U.S.C. 817(a)).
(F)	The total dollar value of proposed assessments from MSHA under the Mine Act (30 U.S.C. 801 et seq.). Includes proposed assessments for non-S&S citations.
(G)	The total number of mining-related fatalities.
(H)	Any pending legal action before the Commission involving such coal or other mine. See Table OXF-MSHA-2 below for information regarding pending legal actions.
*	This “fatality” involved a miner who later died from injuries sustained at the mine, and we believe in good faith that such injuries and thus the death were not mining related. However, MSHA is responsible for making a final determination as to whether this “fatality” is “non-chargeable” to the mine, and to date MSHA has not made such a determination.

Table: OXF-MSHA-2

Legal Actions Pending as of December 31, 2011

Docket Number MSHA Mine Name Oxford Mine Complex/Name MSHA ID Number	Citation No.	Date Issued	Proposed Civil Penalty Assessment		Status
LAKE 2009-381-M Oxford Mining #2 Plainfield/Adamsville* 33-04213 *Adamsville Mine reclaimed	7141549 7141550	11/3/2008 11/10/2008	$ $	460 460	Petition for civil penalty assessment for two citations regarding brake lights on mobile equipment. The proposed civil penalty assessment became a final order on January 16, 2009, but the notice of contest was mailed to an incorrect address. A Motion to Reopen the Penalty Assessment was filed on March 19, 2009 and unopposed by the Secretary of Labor. The Commission approved the Motion and the parties engaged in settlement discussions. Thereafter, discussions stalled and the Secretary served requests for admissions and discovery requests on December 8, 2011. Responses to the discovery requests were provided and the parties began drafting a joint motion to lift stay.
LAKE 2012-131 Sexton 2 Pit Harrison 33-04577	8040748	9/9/2011		$425	Petition for civil penalty assessment filed December 29, 2011 regarding a citation for lack of handrail on both sides of steps leading to grease and oil storage trailer.
KENT 2012-1 Halls Creek Muhlenberg County 15-18134	7657071	7/18/2011		$2,901	Citation issued regarding the dust collection system on a highwall drill with excessive visible dust. The citation was timely contested. On October 25, 2011, the Secretary of Labor requested a 90-day extension of time in which to file the Petition for Assessment of Civil Penalty. The extension was requested to allow the parties to enter settlement negotiations and attempt to resolve the matter. Administrative Law Judge Robert J. Lesnick approved the motion for extension on November 7, 2011.
KENT 2012-2 Rose France Muhlenberg County 15-19466	7657065 7657066 7657067 7657068	7/5/2011	$ $ $ $	499 499 499 499	Citations issued regarding highwall drill with safety violations not recorded in pre-operation exam book. The citations were timely contested. On October 25, 2011, the Secretary of Labor requested a 90-day extension of time in which to file the Petition for Assessment of Civil Penalty. The extension was requested to allow the parties to enter settlement negotiations and attempt to resolve the matter. Administrative Law Judge Robert J. Lesnick approved the motion for extension on November 7, 2011.

Docket Number MSHA Mine Name Oxford Mine Complex/Name MSHA ID Number	Citation No.	Date Issued	Proposed Civil Penalty Assessment	Status
KENT 2012-117 Island Dock Muhlenberg County 15-18912	8505146	8/2/2011	$263	Citation issued regarding worn main ball joint studs on steering link of Dart Water Truck. The citation was timely contested. On November 14, 2011, the Secretary of Labor requested a 90-day extension of time in which to file the Petition for Assessment of Civil Penalty. The extension was requested to allow the parties to enter settlement negotiations and attempt to resolve the matter. Administrative Law Judge Robert J. Lesnick approved the motion for extension on November 25, 2011.
KENT 2012-233 Rose France Muhlenberg County 15-19466	7657085	8/30/2011	$392	Citation issued regarding Mack Water Truck with rusted exhaust pipe. The citation was timely contested. On December 12, 2011, the Secretary of Labor requested a 90-day extension of time in which to file the Petition for Assessment of Civil Penalty and allow the parties to enter settlement negotiations and attempt to resolve the matter.